Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Hill International, Inc. and Subsidiaries on Form S-8 to be filed on or about June 17, 2014 of our report dated March 14, 2014, on our audits of the consolidated financial statements and financial statement schedule as of December 31, 2013 and 2012 and for each of the years in the three-year period ended December 31, 2013, and the effectiveness of Hill International, Inc. and Subsidiaries’ internal control over financial reporting as of December 31, 2013, which report was included in the Annual Report on Form 10-K filed March 14, 2014.

/s/ EisnerAmper LLP

Iselin, New Jersey

June 17, 2014